Exhibit 3(i)(c)

CERTIFICATE OF CORRECTION

FILED TO CORRECT AN ERROR

IN THE

RESTATED CERTIFICATE OF INCORPORATION

OF

DOVER CORPORATION

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON FEBRUARY 28, 2014

Dover Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

The name of the Corporation is DOVER CORPORATION.

A Restated Certificate of Incorporation of Dover Corporation was filed by the Secretary of State of Delaware on July 2, 1998, and that such Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

The inaccuracy or defect of such Certificate to be corrected is as follows:

Due to a typographic error, a “zero” was added in subsection (B)(2)(c) of Article FIFTEENTH and the number “$250,000” incorrectly appeared as “$250,0000”.

Subsection (B)(2)(c) of Article FIFTEENTH of the Certificate is corrected to read as follows:

(c) The Committee will review all nominees, and the corporation’s proxy materials being prepared in connection with such meeting will include information relating to, and afford stockholders the opportunity to vote for, all nominees who are included by the Committee in the corporation’s proxy materials. The Committee shall be required to include in such proxy materials at least one nominee of each stockholder or group of stockholders who beneficially own Voting Shares with a Market Price (as herein defined) of at least $250,000 at the time notice of such meeting is sent to stockholders and who submit the information required with respect to such nominee under subparagraph (B)(2)(b). The Committee may include more than one nominee of such person or persons, provided that the number of nominees included by the Committee which are submitted by any one person or group of persons may not exceed the number of directors to be elected at such a meeting.

IN WITNESS WHEREOF, Dover Corporation has caused this Certificate to be signed by Ivonne M. Cabrera, its Senior Vice President, Secretary and General Counsel, on February 28, 2014.

By: /s/ Ivonne M. Cabrera
Name: Ivonne M. Cabrera Title: Senior Vice President, Secretary, and General Counsel